Exhibit 16.1

November 6, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for BM Technologies, Inc. and, under the date of April 5, 2024, we reported on the consolidated financial statements of BM Technologies, Inc. as of and for the years ended December 31, 2023 and 2022. On October 31, 2024, we notified BM Technologies, Inc. that the auditor-client relationship with KPMG LLP will cease upon the completion of our review of BM Technologies, Inc.’s condensed consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2024. We have read BM Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 6, 2024, and we agree with such statements.

Very truly yours,

s/ KPMG

  KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.